Exhibit 99.(a)(ii)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAX WORLD BALANCED FUND, INC.

Pax World Balanced Fund, Inc. (the “Corporation”), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  That at a meeting of the Board of Directors of the Corporation held on December 23, 2005, a resolution was adopted in accordance with Section 242 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing Article Fourth thereof in its entirety such that, as amended, Article Fourth thereof reads as follows:

“FOURTH:  The total number of shares of capital stock that the corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of One Dollar ($1.00) per share (hereinafter referred to as “Common Stock”).”

The rights, titles and preferences of the Common Stock remain unchanged.

SECOND:  That thereafter, pursuant to resolution of the Board of Directors of the Corporation in accordance with Section 242 of the DGCL, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL.

THIRD:  That the stockholders of the Corporation, at such special meeting of stockholders, voted to approve the amendment in accordance with Section 242 of the DGCL.

FOURTH:  That the effective date of the amendment shall be the date of filing of this Certificate of Amendment with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, Pax World Balanced Fund, Inc. has caused this Certificate of Amendment to be executed by Joseph F. Keefe, its Senior Vice President, and attested by Maureen L. Conley, its Assistant Secretary, this 23rd day of February, 2006.

PAX WORLD BALANCED FUND, INC.

		By:	/s/ Joseph F. Keefe
		Name:	Joseph F. Keefe
		Title:	Senior Vice President

Attest:

By:	/s/ Maureen L. Conley
Name:	Maureen L. Conley
Title:	Assistant Secretary